Exhibit 99.1

Company Contact:	Patricia J. Brown	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company (419) 424-4370 pjbrown@coopertire.com	Dec. 11 2008

Cooper Tire & Rubber Company Announces Tentative Agreement with Texarkana Local 752L

Findlay, Ohio, Dec. 11, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that a new tentative agreement has been reached between Cooper Tire and the United Steelworkers of America Local 752L, representing workers at the Texarkana, Ark. facility.

Commenting on the tentative agreement, John Bodart, Acting Vice President North American Tire Operations, said, “We were pleased at the cooperation with our union leadership in coming to the table early to help put Cooper Tire in a more competitive position. This new contract will be factored into the network capacity analysis now being done for all of our manufacturing plants in North America.”

United Steel Workers Local 752L are currently working under an agreement which would not have expired until 2010.

David Boone, local 752L, President, was also satisfied that a tentative agreement could be reached, “We stepped up to demonstrate that Texarkana fully understands the challenging situation that Cooper Tire is in and to show that we have the ability to make changes necessary to make sure that our plant is as competitive as possible when all of the plants are evaluated.”

An informational meeting for members will take place Dec. 12 at the Four States Fairgrounds with a vote taken at the Union Hall on Dec. 13.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.